Exhibit 10.1

Execution Version

J.P. MORGAN SECURITIES LLC
JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, New York 10179

November 14, 2010

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois  61629

Attention:  Edward J. Scott, Treasurer

PROJECT BADGER

$8.6 Billion Senior Bridge Term Loan Credit Facility

Commitment Letter

Ladies and Gentlemen:

Caterpillar Inc. (“you” or “Caterpillar”) have advised J.P. Morgan Securities LLC (“J.P. Morgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with J.P. Morgan, the “Commitment Parties”) that you, directly or through one of your wholly owned domestic subsidiaries, intend to acquire (the “Acquisition”) all of the equity interests of a company previously identified to us as “Badger” (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).

You have further advised us that, in connection therewith, Caterpillar wishes to obtain the senior bridge term loan credit facility (the “Bridge Facility”) described in the Term Sheet, in an aggregate principal amount of up to $8.6 billion.

J.P. Morgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Bridge Facility, and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of the Bridge Facility.  This Commitment Letter and the Term Sheet set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Bridge Facility.

It is agreed that J.P. Morgan will act as the sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacity, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Bridge Facility.  You agree that, as a condition to the commitment and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree.

We intend, prior to and/or after the execution of the Bridge Facility Documentation (as defined below), to syndicate the Bridge Facility to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) to be mutually agreed by us and you.  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter and public announcement of the Transactions, and you agree to actively assist us in completing a Successful

Syndication (as defined in the Fee Letter).  Such assistance shall include, until the earlier to occur of (i) a Successful Syndication and (ii) sixty (60) days after execution and delivery of this Commitment Letter by you and the Commitment Parties or such longer period as you and we may mutually agree, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a customary confidential information memorandum for the Bridge Facility and other marketing materials and presentations to be used in connection with the syndication, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (the “Information Materials”), (d) your promptly preparing and providing (and use of commercially reasonable efforts to cause the Company to promptly prepare and provide) to us all customary information with respect to Caterpillar, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections giving pro forma effect to the Transactions (the “Projections”), as we may reasonably request, (e) prior to the launch of the syndication, having an indicative pro forma ratings assessment giving effect to the Transactions from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), (f) if requested, the hosting, with the Lead Arranger, of one or more meetings of prospective Lenders, and (g) your using commercially reasonable efforts to execute and deliver definitive documentation with respect to the Bridge Facility, consistent with the terms set forth herein and in the Term Sheet and otherwise reasonably satisfactory to you and the Lead Arranger (the “Bridge Facility Documentation”) or, if applicable, one or more Joinder Agreements (as defined below), in each case as soon as reasonably practicable following commencement of syndication of the Bridge Facility.  You agree, at the request of the Lead Arranger, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Caterpillar, the Company or their respective affiliates or any of their respective securities for purposes of United States federal and state securities laws.  Without limiting your obligations to assist with syndication efforts as set forth above, JPMorgan Chase Bank agrees that the completion of a Successful Syndication (as defined in the Fee Letter) is not a condition to the initial funding under the Bridge Facility.

J.P. Morgan, in its capacity as Lead Arranger will manage all aspects of any syndication in consultation with Caterpillar, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions identified by the two of us will participate, the allocation of the commitments among the Lenders, and any naming rights.  In its capacity as Lead Arranger, J.P. Morgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties.

You hereby represent and covenant that (with respect to Information (as defined below) and Projections relating to the Company and its affiliates, to the best of your knowledge) (a) all written information, taken as a whole (and including Caterpillar’s and the Company’s public filings with the SEC that have been delivered to us or are otherwise publicly available at the time such Information is furnished), other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in

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all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent in all material respects with the historical audited financial statements of Caterpillar (except as otherwise expressly disclosed in such Projections) and upon assumptions that you believe to have been reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material).  You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company and its affiliates, to the best of your knowledge) such representations will be correct in all material respects under those circumstances.  You understand that, in arranging and syndicating the Bridge Facility, we may use and rely on the Information and the Projections without independent verification thereof.

As consideration for the commitment and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitment and agreements hereunder are subject to:

(a)           since the date hereof there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time (as defined in the Merger Agreement) any Closing Company Material Adverse Effect (as defined below);

(b)           such Commitment Party’s satisfaction that, prior to Successful Syndication (as defined in the Fee Letter), there shall be no competing offering, placement or arrangement of any of debt securities or commercial bank or other credit facilities of Caterpillar, the Company or their respective subsidiaries (including engaging in discussions concerning such offering, placement or arrangement) (other than (i) the Permanent Financing, (ii) indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the terms of the Merger Agreement (as in effect on the date hereof without giving effect to any consents granted thereunder), (iii) indebtedness of Caterpillar’s captive finance subsidiaries, (iv) indebtedness under the existing credit facilities of Caterpillar, (v) indebtedness incurred by Caterpillar and its subsidiaries in the ordinary course of business and (vi) any other financing reasonably agreed by the Lead Arranger);

(c)           the negotiation, execution and delivery of the Bridge Facility Documentation;

(d)           one or more investment banks reasonably satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Permanent Financing and other debt and equity securities for the purpose of replacing or refinancing the Bridge Facility;

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(e)           (i) compliance by you with your agreement in the fourth and fifth paragraphs of this Commitment Letter (except to the extent noncompliance therewith has not materially impeded the syndication of the Bridge Facility) and (ii) no event of default (as set forth in the Term Sheet) or event that, given the passage of time or notice, would result in an event of default; and

(f)            the other conditions set forth on Exhibit B.

For the purposes hereof, “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or  results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by the Company of the Merger or the other transactions contemplated by the Merger Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which the Company and its Subsidiaries operate, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of the Merger Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP, or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Company Material Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of the Merger Agreement or to which Caterpillar otherwise consents in writing, or which Caterpillar requests, (G) change in prices or trading volume of the Company Common Stock, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Company Material Adverse Effect or (H) acts of terrorism or war not directed at the Company or any of its Subsidiaries (whether or not declared) or natural disasters occurring after the date hereof, and “Closing Company Material Adverse Effect” means a Company Material Adverse Effect, but not taking into account in such determination any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the Company Letter  (except as otherwise provided therein) or from the description of the factual matters set forth in the Filed SEC Documents (excluding for this purpose disclosures in the Filed SEC Documents that are (x) in the “Risk Factors” sections of the Filed SEC Documents or (y) cautionary, predictive or forward-looking in nature).  The capitalized terms used in this paragraph and not otherwise defined in this Commitment Letter shall have the meanings set forth in the Merger Agreement as in effect on the date hereof.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Bridge Facility Documentation to the contrary, (a) the only representations relating to the Company and its subsidiaries and their respective businesses, assets and liabilities the making of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be such of the representations made by or on behalf of the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary has) the right to terminate your (or its) obligations under the Merger Agreement as a

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result of a breach of such representations in the Merger Agreement, (b) the only other representations of Caterpillar the making of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be the Specified Representations (as defined below) and (c) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this paragraph, the preceding paragraph and Exhibit B are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence and power, corporate authorization and no contravention, governmental authorization with respect to the Bridge Facility, binding effect and margin regulations.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”), members and successors and assigns from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the use of proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including, but not limited to, due diligence expenses, consultants’ fees and expenses, syndication expenses, travel expenses and fees, charges and disbursements of counsel identified in the Term Sheet (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all indemnified persons unless, in the reasonable opinion of an indemnified person, representation of all indemnified persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest)), in each case, incurred in connection with the Bridge Facility and the related documentation (including this Commitment Letter and the Bridge Financing Documentation) or the administration, amendment, modification or waiver thereof, whether or not the Closing Date occurs or any Bridge Facility Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility.  Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Bridge Facility.

Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such indemnified person.  You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (i) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services)

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to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained by us from other companies.  You further acknowledge that J.P. Morgan is a full service securities firm and J.P. Morgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Caterpillar and its affiliates, of the Company and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be subject to the obligations of and entitled to the benefits afforded such Commitment Party hereunder; and provided that no Commitment Party shall be relieved of any of its obligations hereunder or under the applicable financing documentation, including any obligation in respect of its commitment in respect of the Bridge Facility, in the event such affiliates shall fail to perform such obligation in accordance with the terms hereof.

You further acknowledge and agree that (a) each of us, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (b) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and (c) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  Additionally, you acknowledge and agree that each of us is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.  Any review by us of Caterpillar, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.

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Each Commitment Party may assign all or a portion of its commitment hereunder to one or more prospective Lenders (i) that are accepted by you in writing, or (ii) that you have identified to us in writing on or prior to the date hereof (each, a “Permitted Assignee”), whereupon such Commitment Party shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Commitment Parties of their obligations hereunder, except to the extent such assignment is evidenced by, at our election, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the Bridge Facility Documentation. The Joinder Agreements will include a provision allowing Caterpillar, at Caterpillar’s expense, to replace any such additional Lender party thereto that has (or is controlled by or under common control with any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, or that refuses to execute, or materially delays in executing, the Bridge Facility Documentation agreed with the Lead Arranger with respect to the Bridge Facility, with another financial institution selected by Caterpillar in consultation with the Lead Arranger.  Each Commitment Party shall maintain the confidentiality of the information received from you or the Company or any of your respective subsidiaries that is not available to that Commitment Party on a nonconfidential basis prior to disclosure by you or the Company or any of your respective subsidiaries, except that information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, members, officers, employees, agents, advisors and other representatives who are involved in the transactions contemplated hereby or otherwise have a need to know (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required, in the reasonable determination of the disclosing party, by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Commitment Letter, (e) in connection with the administration of the Commitment Letter, (f) with your consent or (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this provision or any other breach of an obligation of confidentiality or (y) become available on a non-confidential basis to the Commitment Party from a source other than you or the Company.  Any person required to maintain the confidentiality of information as provided in the preceding sentence shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information, but in no event less than a reasonable degree of care.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  You acknowledge that information and documents relating to the Bridge Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such indemnified person.  With the prior written consent of Caterpillar, the Lead

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Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Lead Arranger.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH PARTY HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER; provided, however, that the interpretation of the definition of “Company Material Adverse Effect” for purposes of this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any state or federal court sitting in the County and City of New York and (b) any state or federal court sitting in the City of Chicago, Illinois over any suit, action or proceeding arising out of or relating to this letter agreement.  Service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  You and we irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you or we are or may be subject, by suit upon judgment.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, employees, attorneys, agents, accountants and advisors who are directly involved in the consideration of this matter on a confidential basis, (b) (i) in any legal, judicial or administrative proceeding, (ii) as otherwise required by applicable law, regulation or compulsory legal process or as requested by a governmental authority, or (iii) in the case of this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations (in each case pursuant to this clause (b), you agree, to the extent permitted by law, to inform us promptly thereof prior to such disclosure), and (c) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (but not the Fee Letter and the contents thereof unless redacted in a form acceptable to the Commitment Parties in their absolute discretion); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (x) in any prospectus or other offering memorandum relating to any offering of the Permanent Financing or (y) to any rating agency in connection with the Acquisition; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after this

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Commitment Letter has been accepted by you and this Commitment Letter has become publicly available as a result of its disclosure in accordance with the terms of this paragraph.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment hereunder; provided that your obligations with respect to indemnification of Lenders and the Administrative Agent (in each case, in such capacity) shall automatically terminate and be superseded by the provisions of the Bridge Facility Documentation upon the execution thereof.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 10:00 a.m., New York City time, on November 15, 2010.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that (i) the Closing Date does not occur on or before November 30, 2011; provided that in the event the Termination Date (as defined in the Merger Agreement) is extended pursuant to Section 7.01(b)(i) of the Merger Agreement, such date shall be similarly extended, but no later than June 30, 2012, (ii) the Merger Agreement is terminated without the consummation of the Acquisition having occurred or (iii) the closing of the Acquisition shall occur without use of the Bridge Facility, then this Commitment Letter and our commitment hereunder and our agreements to perform the services described herein shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their discretion, agree to an extension.  Before such date and subject to the preceding paragraph, you may terminate the commitments hereunder by written notice to us at any time.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By	/s/ Thomas D. Cassin
Name: Thomas D. Cassin
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

Accepted and agreed to as of the date first above written:

CATERPILLAR INC.

By	/s/ Edward J. Scott
Name: Edward J. Scott
Title: Corporate Treasurer

EXHIBIT A

PROJECT BADGER

$8.6 Billion Senior Bridge Term Loan Credit Facility

Summary of Principal Terms and Conditions

Borrower:	Caterpillar Inc. (the “Borrower”).

Transactions:

The Borrower intends to acquire (the “Acquisition”) all of the equity interests of a company previously identified to us as “Badger” (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of November 14, 2010(as amended, the “Merger Agreement”), among the Borrower, a wholly-owned subsidiary of the Borrower and the Company for an aggregate cash consideration (the “Cash Consideration”), all as set forth in the Merger Agreement. In connection with the Acquisition, the Borrower intends to (a) obtain a senior bridge term loan credit facility described below under the caption “Bridge Facility”, (b) repay outstanding indebtedness of the Company and its subsidiaries and (c) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes (the “Senior Notes”) and/or equity securities by the Borrower through a public offering or in a private placement (the “Permanent Financing”) and (ii) certain cash available on the balance sheet of the Borrower. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC (in such capacity, the “Lead Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Lead Arranger (collectively, the “Lenders”).

Bridge Facility:	A senior bridge term loan credit facility in an aggregate principal amount of up to $8.6 billion (the “Bridge Facility”).

Purpose:	The proceeds of the Bridge Facility will be used by the Borrower (a) to pay the Cash Consideration and (b) to pay the Transaction Costs.

Availability:

The Bridge Facility may be drawn in a single drawing on the closing date of the Acquisition (the date of such drawing being the “Closing Date”), which shall occur on or prior to November 30, 2011; provided that in the event the Termination Date (as defined in the Merger Agreement) is extended pursuant to Section 7.01(b)(i) of the Merger Agreement, such date shall be similarly extended, but no later than June 30, 2012. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the first anniversary of the Closing Date. There will be no scheduled amortization.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts:

(a) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), subject to exceptions and reinvestment provisions to be agreed upon; and

(b) 100% of the net cash proceeds received from any issuance of debt, equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries (subject to exceptions to be agreed, including, without limitation, (i) indebtedness of Caterpillar’s captive finance subsidiaries, (ii) indebtedness under the existing credit facilities of Caterpillar, (iii) indebtedness incurred by Caterpillar and its subsidiaries in the ordinary course of business and (iv) any other financing reasonably agreed by the Lead Arranger).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:

Substantially the same as those contained in the Borrower’s Credit Agreement (Four-Year Facility) dated as of September 16, 2010 (as in effect on the date hereof and disregarding any amendment or modification thereto made after the date hereof) (the “Existing Credit Agreement”), including: (a) corporate existence and power; (b) corporate authorization and no contravention; (c) governmental authorization; (d) binding effect; (e) accuracy of information and no material adverse change; (f) litigation; (g) use of proceeds and margin regulations; (h) ERISA; and (i) taxes.

Conditions Precedent to Borrowing on the Closing Date:	A borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in paragraph 11 of the Commitment Letter and Exhibit B to the Commitment Letter.

Affirmative Covenants:

Substantially similar to those found in the Existing Credit Agreement including preservation of existence; compliance with laws; maintenance of properties; payment of taxes and other claims; use of proceeds; delivery of financial statements; delivery of certificates and other information; provision of notices for events of default, proceedings, ERISA events, or ratings changes.

Negative Covenants:	Substantially similar to those found in the Existing Credit Agreement including limitation on liens; and limitation on consolidations, mergers and dispositions of all or substantially all assets.

Financial Covenant:	Consolidated Net Worth (as defined in the Existing Credit Agreement) of Caterpillar shall not be less than $9,000,000,000.

Events of Default:

Change of control and others substantially similar to (and no more restrictive as to the Borrower than) those found in the Existing Credit Agreement (including notice and grace periods), including, without limitation, non-payment of principal, when due, or interest or fee payments; failure of any representation or warranty to be true and correct in any material respect when made or deemed made (subject to the provisions of paragraph 11 of the Commitment Letter); failure to perform or observe covenants or agreements in the loan documents, including the Fee Letter; cross-default to other material Debt for the Borrower or any subsidiary; bankruptcy or insolvency of the Borrower or any material subsidiary; judgments; defaults arising with respect to requirements of ERISA and invalidity of any Bridge Facility Documentation.

Voting:

Actions/amendments/waivers requiring the consent of all Lenders include: increase in aggregate commitments; reduction of principal, interest rates, or fees; postponement of dates fixed for payment of principal, interest or fees; modification of “Required Lenders” definition and other voting provisions; change of “pro rata” sharing provisions. Otherwise the instructions/approval of Required Lenders (i.e., Lenders holding a majority of the aggregate commitments prior to the Closing Date; thereafter, Lenders holding a majority of the aggregate principal balance outstanding) shall control.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:

Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender under the Bridge Facility or an affiliate or approved fund of any such Lender or (ii) if such assignment is made to a Permitted Assignee. From the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required in connection with an assignment (x) to another Lender or Lender’s affiliate or (y) to a Permitted Assignee. All assignments require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be (i) of all or a proportionate part of all rights and obligations of the assigning Lender, (ii) in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, (iii) evidenced by an executed assignment and acceptance form delivered to the Administrative Agent, and (iv) accompanied by the payment of a $3,500 assignment processing fee to Administrative Agent. No such assignment shall result in any Lender having a commitment which is greater than 20% of the total commitment without the consent of the Borrower.

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except amendments, modifications, or waivers with respect to a decrease in fees, principal, or interest rates, or an extension of any date fixed for payments.

Defaulting Lenders:

Usual for facilities and transactions of this type, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders, including the right of the Borrower to replace defaulting Lenders.

Expenses and Indemnification:

The Borrower will indemnify the Lead Arranger, the Administrative Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability that resulted from (i) its gross negligence or willful misconduct or (ii) the violation by such Indemnified Person of any law, regulation, ordinance, or judicial or governmental agency order. In addition, the Borrower shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel identified in the Term Sheet (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnified Persons unless, in the reasonable opinion of an Indemnified Person, representation of all Indemnified Persons by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest)) of (a) the Lead Arranger and the Administrative Agent in connection with the syndication of the Bridge Facility and the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto, and (b) the Lead Arranger, the Administrative Agent and the Lenders for enforcement costs associated with the Bridge Facility.

Governing Law and Forum:	Governing law: New York. Forum: New York, New York and Chicago, Illinois

Lead Arranger’s Counsel:	Davis Polk & Wardwell LLP

ANNEX I

Interest Rates:

The interest rates under the Bridge Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Adjusted LIBOR Margin (as defined below) or (b) ABR plus the Applicable Adjusted LIBOR Margin minus 1.00%.

The Borrower may elect interest periods of 1, 2 or 3 months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBOR advances and (ii) quarterly, in the case of ABR advances.

ABR is the Alternate Base Rate, which is the highest of (a) the Administrative Agent’s Prime Rate, (b) the Federal Funds Effective Rate plus ½ of 1.0%, and (c) Adjusted LIBOR for a one-month interest period, plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Applicable Adjusted LIBOR Margin:

Ratings(1)	A/A2	A-/A3	BBB+/Baa1	BBB/Baa2
Closing Date until 89 days following the Closing Date.	125.0 bps	150.0 bps	175.0 bps	200.0 bps
90th day following the Closing Date until 179th day following the Closing Date	150.0 bps	175.0 bps	200.0 bps	225.0 bps
180th day following the Closing Date until 269th day following the Closing Date	187.5 bps	212.5 bps	237.5 bps	262.5 bps
From the 270th day following the Closing Date.	237.5 bps	262.5 bps	287.5 bps	312.5 bps

(1)  Based on ratings of long-term senior unsecured debt of the Borrower from S&P and Moody’s.  If the Borrower is split rated, the Applicable Adjusted LIBOR Margin will be determined based on the higher of the two ratings, except if the lower of such ratings is more than one level below the higher of such ratings, in which case the Applicable Adjusted LIBOR Margin will be determined based on the level that is one level below the higher of such ratings.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Undrawn Commitment Fee:

The Borrower will pay a fee (the “Undrawn Commitment Fee”) on the undrawn portion of the commitments in respect of the Bridge Facility for the ratable benefit of the Lenders, payable quarterly in arrears and upon the termination of such commitments, at a rate per annum of 15.0 bps.

Duration Fees:

The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.25% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

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EXHIBIT B

PROJECT BADGER

$8.6 Billion Senior Bridge Term Loan Credit Facility

Summary of Additional Conditions Precedent(2)

The initial borrowing under the Bridge Facility shall be subject to the following additional conditions precedent:

1.                                       The Acquisition shall be consummated simultaneously (or substantially simultaneously) with the closing of the Bridge Facility in accordance with the Merger Agreement and the Merger Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld or delayed).

2.                                       All governmental and third-party approvals necessary in connection with the Transactions and the financing thereof (except for those with respect to which the failure to have obtained approval could not reasonably be expected to have a material adverse effect on Caterpillar and its subsidiaries or the Transactions) shall have been obtained on satisfactory terms and be in full force and effect.

3.                                       The Lead Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Caterpillar and the Company for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of Caterpillar and the Company for each subsequent fiscal quarter ended at least 60 days before the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

4.                                       The Administrative Agent shall have received legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates as are customary for transactions of this type and reasonably satisfactory to the Administrative Agent.

5.                                       Caterpillar shall have a minimum rating of its senior unsecured long-term indebtedness giving effect to the Transactions from each of S&P and Moody’s of BBB+ and Baa1 respectively, in each case with stable/stable or better outlook.

(2)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibits A thereto.

6.                                       The Commitment Parties shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise.

7.                                       The Commitment Parties shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

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